Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement is made and entered into this 25th day of February, 2011 by Computer Programs & Systems, Inc. (“CPSI”) and Michael S. Jones (“Mr. Jones”).

I.	Preamble

CPSI is a publically traded healthcare information technology company that designs, develops, markets, installs and supports computerized information technology systems to meet the demands of small and mid-sized hospitals. Mr. Jones is a current employee of CPSI. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CPSI and Mr. Jones agree as follows:

II.	Resignation

Mr. Jones will resign from CPSI on 02/25/2011.

III.	Compensation

A. CPSI will pay Mr. Jones a total of $100,000.00 in three payments ($33,333.33 on 3/01/2011; $33,333.33 on 4/01/2011; and $33,333.34 on 5/02/2011), subject to appropriate and required tax withholding that CPSI would normally withhold from the earnings of Mr. Jones.

B. Other than as set forth above, Mr. Jones will receive no compensation of any kind from CPSI.

C. Mr. Jones understands and agrees that the compensation provided herein is being provided to him in consideration for the covenants undertaken, the Waiver and General Release, and Non-competition Agreement and Protection of Confidential and Proprietary information contained herein.

IV.	Waiver and General Release

A. For and in consideration of the compensation provided herein, Mr. Jones releases and forever discharges CPSI, its successors, assigns, agents, employees, principals, subsidiaries, affiliates. officers and directors, from any and all claims, demands, sums of money, damages and causes of action, whether known or unknown, suspected or unsuspected, arising on or before the date this Separation Agreement is executed, which Mr. Jones may now or hereafter own, hold, have or claim to have as a result of, arising out of, or in any way related to his employment with CPSI.

B. This release is meant to be and is fully binding. Furthermore, this release finishes, extinguishes and terminates any and all claims arising on or before the date this agreement is executed that Mr. Jones may have ever had against CPSI and its successors, assigns, agents, employees, principals, subsidiaries, affiliates, officers and directors.

C. Mr. Jones hereby acknowledges and agrees that CPSI has not at any time admitted liability for any claims whatsoever.

D. Mr. Jones acknowledges and agrees that this release is general, extremely broad, and completely and totally binding. Mr. Jones confirms that this release is intended to fully release CPSI for all claims arising on or before the date this Separation Agreement is executed and regardless of whether they are presently known to Mr. Jones or not. Mr. Jones expressly waives and assumes the risk that there are claims which exist as of this date which Mr. Jones does not know or suspect exist, which, if known, would have materially affected his decision to execute this release and enter into this Separation Agreement with CPSI.

E. This release shall be binding upon Mr. Jones and his respective heirs, executors, administrators, personal representatives, successors and assigns.

F. Nothing in this Separation Agreement shall be construed as .a waiver of the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or to participate in an investigation thereof. However, Mr. Jones specifically waives any causes of action he may have pursuant to any federal or state anti-discrimination statute. He further waives the right to recover monetary damages and other relief pursuant to any federal or state anti-discrimination statute.

V.	Noncompetition Agreement and Protection of Confidential and Proprietary Information

A. Mr. Jones acknowledges that

1. the knowledge and experience that he has acquired while an employee of CPSI and his services rendered to CPSI, including as its Executive Vice President and Chief Operating Officer, are of special, unique and extraordinary character and that his position with CPSI has placed him in a position of confidence and trust with the customers, prospective customers, and other employees of CPSI and has allowed him access to Confidential and Proprietary Information (as hereinafter defined);

2. the nature and periods of the restrictions imposed by the covenants contained herein are fair and reasonable, and that such restrictions will not prevent Mr. Jones from earning a livelihood;

3. CPSI would sustain great and irreparable loss and damage if Mr. Jones were in any manner to breach any of such covenants;

4. CPSI conducts its business actively in and throughout the entire Territory (as hereinafter defined) and that other persons are engaged in like and similar business in the Territory; and

5. the Territory is reasonably sized because the business of CPSI requires the entire Territory for profitable operations.

B. Having acknowledged the foregoing and in consideration of receiving the Compensation provided herein, the Mr. Jones covenants and agrees with CPSI .that:

1. he will not, directly or indirectly, disclose to any Person (as hereinafter defined) or use or otherwise exploit for his own benefit or for the benefit of any other Person any Confidential and Proprietary Information which was disclosed to him or came within his knowledge while an employee of CPSI or used by him in the performance of his duties for or on behalf of CPSI; provided, however, that nothing herein shall limit in any manner the protection of CPSI’s trade secrets otherwise afforded by law;

2. he will not, directly or indirectly, through the period ending two (2) years after his execution of this Separation Agreement for any reason, provide Services (as hereinafter defined) within the Territory to any Person which is at the time, directly or indirectly, in competition with the business of CPSI in the community hospital market (hospitals with 300 beds or less) including Cerner Corporation, Epic Systems Corporation, Healthcare Management Systems, Healthland, Inc., McKesson Corporation, Medical Information Technology, Inc., Prognosis Health Information Systems, Inc., Quality Systems, Inc., whether as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor, or otherwise;

3. he will not, directly or indirectly, through the period ending two (2) years after his execution of this Separation Agreement for any reason, solicit, divert, or appropriate to any Person in competition with the business of CPSI in the community hospital market (hospitals with 300 beds or less) including Cerner Corporation, Epic Systems Corporation, Healthcare Management Systems, Healthland, Inc., McKesson Corporation, Medical Information Technology, Inc., Prognosis Health Information Systems, Inc., Quality Systems, Inc., on his own behalf or in the service of or on behalf of any such competing Person, or attempt to solicit, divert, or appropriate to any such competing Person, the patronage or business of any Person that was a customer or Prospective Customer (as hereinafter defined);

4. he will not, directly or indirectly, through the period ending two (2) years after his execution of this Separation Agreement, solicit, recruit, or hire, directly or by assisting others, or attempt to solicit, recruit or hire for any competing Person, any employee of CPSI;

5. he will not, directly or indirectly, make any disparaging or derogatory statements or remarks about CPSI, its products, its operations, or any of its officers, directors, or employees and shall take no actions intended to harm the business or the operations of CPSI, its products, or any of its officers, directors, or employees.

C. For purposes of this Agreement:

1. “Confidential and Proprietary Information” shall mean: any and all trade secrets concerning the business and affairs of CPSI, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, discoveries, concepts, designs, methods and information of CPSI and any other information, however documented, of CPSI that is a trade secret within the meaning of applicable law); any and all information concerning the Business and affairs of CPSI (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and any and all notes, analyses, compilations, studies, summaries and other material prepared by or for CPSI containing or based, in whole or in part, on any information included in the foregoing.

2. “Person” shall mean any individual, partnership, association, corporation, trust, unincorporated organization, or any other business entity or enterprise.

3. “Customer” shall he limited to those customers of CPSI for whom there is a contract or agreement in force or to whom CPSI is rendering services as of the date of Mr. Jones’ resignation from CPSI.

4. “Prospective Customer” shall mean any Person known by Mr. Jones to have been solicited for business within the twelve month period preceding the date of Mr. Jones’s resignation from CPSI, by an employee (including Mr. Jones) or agent of CPSI either by sending or delivering a written sales or servicing proposal or contract in connection with the Business of CPSI or by meeting with such Person or otherwise having personal contact with such Person.

5. “Services” shall mean services substantially similar to those services provided by Mr. Jones to CPSI within one (1) year prior to Mr. Jones’ resignation from CPSI.

6. “Territory” shall mean every state in the United States of America and every province in Canada in which CPSI conducts business.

D. Mr. Jones acknowledges that his breach of any covenant contained herein will result in irreparable injury to the Business of CPSI and that CPSI’s remedy at law for such a breach will be inadequate. Accordingly, the Mr. Jones agrees and consents that CPSI, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Mr. Jones of any covenant contained herein. Any violation of the covenants contained herein shall automatically toll and suspend the period of such covenant for the amount of time the violation continues.

E. Mr. Jones agrees that the foregoing remedies shall be cumulative and not exclusive, shall not be waived by any partial exercise or nonexercise thereof and shall be in addition to any other remedies available to CPSI at law or in equity. Notwithstanding the foregoing, if Mr. Jones breaches paragraphs V(B)(1), V(B)(2), V(B)(3), or V(B)(5) of the Separation Agreement, CPSI may, at its sole option, seek liquidated damages with respect to each customer or prospective customer procured by or through Mr. Jones, directly or indirectly, in violation of, or a result of a violation of, paragraphs V(B)(1), V(B)(2), V(B)(3), or V( B)(5) of the Separation Agreement (with such customers being hereafter referred to as “lost customers” and with such prospective customers being hereafter referred to as “lost prospects”). Furthermore, CPSI may, at its sole option, seek liquidated damages with respect to any disclosure and/or exploitation of any Confidential or Proprietary Information. Mr. Jones acknowledges that it would be difficult to calculate damages incurred by CPSI in the event of a breach of paragraphs V(B)(1), V(B)(2), V(B)(3), or V(B)(5) of the Separation Agreement and that the following liquidated damages clause, when so elected by CPSI, is necessary and reasonable for the protection of CPSI. Mr. Jones agrees that if CPSI elects liquidated damages and Mr. Jones cannot respond in cash to such liquidated damages, then CPSI is entitled to injunctive relief. CPSI agrees that, if it elects to exercise the liquidated damages provision with respect to a lost customer or lost prospect, it shall not seek an injunction with respect thereto if Mr. Jones pays such liquidated damages and that such liquidated damages are in lieu of actual damages. Mr. Jones waives any defense as to the validity of any liquidated damages stated in this agreement as they may appear on the grounds that such liquidated damages are void as penalties or are not reasonably related to actual damages. Mr. Jones also acknowledges that CPSI may or may not choose to exercise this liquidated damages provision and that CPSI may, at its sole option, seek injunctive relief with respect to some lost customers and lost prospects and liquidated damages with respect to other lost customers and lost prospects. Finally, Mr. Jones acknowledges that Mr. Jones has no right whatsoever to force CPSI to exercise this liquidated damages provision, and that such choice remains entirely CPSI’s.

Liquidated damages shall be calculated as follows:

A lost customer shall be valued at 150% of the gross revenue to CPSI in the most recent twelve (12) month period preceding the date of loss of such account. If such lost customer had not been a customer of CPSI for an entire twelve (12) month period, such liquidated damages shall be 150% of the gross revenue which would have been, in the absence of a breach by Mr. Jones, realized by CPSI in the initial twelve month period of such customer being served by CPSI. A lost prospect shall be valued at 150% of the gross revenue realized in the initial twelve month period of such lost prospect being served by any Person receiving such revenue as a result of Mr. Jones’s breach.

Mr. Jones acknowledges that the foregoing damage amounts are fair and reasonable, and that selected accounts may be worth much more than 150% of their annual revenue.

Each disclosure or exploitation of Confidential and Proprietary Information shall be valued at five hundred thousand dollars ($500,000). Mr. Jones acknowledges that the foregoing amount is fair and reasonable.

Mr. Jones shall pay such liquidated damages to CPSI within 5 business days after written demand therefor. Thereafter, such liquidated damages shall bear interest at the maximum lawful rate.

F. Mr. Jones acknowledges that Mr. Jones has an affirmative duty to inform such Customer or Prospective Customer that Mr. Jones cannot accept its business until after the restrictive period and that Mr. Jones must minimize all contact with such Customer or Prospective Customer.

G. Each covenant contained herein shall be construed as separate and independent of any other covenant or provision of this Separation Agreement, and the existence or assertion of any claim, demand, or cause of action against CPSI, whether predicated upon this Separation Agreement or otherwise, shall not constitute a defense to the enforcement by CPSI of any of the covenants contained herein. In the event that the provisions of this Section V of the Separation Agreement should ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable law, then such provisions shall he reformed to the maximum time, scope and geographic limitations permitted by such law.

VI.	Confidentiality

Mr. Jones agrees and promises that the fact of and terms of the Separation Agreement shall remain confidential, and shall not be disclosed to any third-party, except the parties’ attorneys (including Mr. Jones’s tax attorney), Mr. Jones’s financial advisor, Mr. Jones’s spouse, the EEOC or pursuant to a court order or subpoena issued by a court of competent jurisdiction. Any breach of the confidentiality of this agreement shall constitute a forfeiture of all compensation set forth herein and, if any such compensation has already been conveyed as of the time of the breach, Mr. Jones shall return and/or repay the same to CPSI.

VII.	Choice of Law

This Separation Agreement shall be construed and interpreted in accordance with the laws of the State of Alabama.

VIII.	Choice of Venue

Any legal proceeding arising out of, or otherwise related to, Mr. Jones’ employment with CPSI and/or arising out of a breach of, or failure to abide by the terms of this Separation Agreement shall be filed and litigated in the Circuit Court of Mobile County, Alabama or, if CPSI elects and federal jurisdictional requirements are met, in the United States District Court for the Southern District of Alabama. Mr. Jones hereby waives any present or future objection to such venue and irrevocably consents and submits to the jurisdiction in personam of such courts. Any legal proceeding instituted in a venue not specifically described herein shall he transferred to the Circuit Court of Mobile County, Alabama or to the United States District Court for the Southern District of Alabama, if federal jurisdictional requirements are met.

IX.	Attorney’s Fees

In the event any litigation or other legal action or proceeding is brought between the parties to enforce any provision of this Separation Agreement or because of an alleged breach, default, misrepresentation or other dispute in connection with any provision of this Separation Agreement, CPSI will be entitled to an award or judgment for all reasonable costs incurred by reason of such proceeding or action, including attorney’s fees, in the event CPSI is the prevailing party or party who substantially prevails.

X.	Severability

If any part, section, paragraph or sentence of this Separation Agreement is ever determined by a court of law and/or equity to be void, fraudulent, unconscionable, or in any way nonenforceable or not binding on Mr. Jones and/or CPSI, the remainder of the Separation Agreement shall remain enforceable and binding on Mr. Jones and CPSI and in full effect.

IN WITNESS WHEREOF, Mr. Jones and CPSI have executed this Separation Agreement on the day and year first above written.

/s/ Michael S. Jones
Michael S. Jones

STATE OF ALABAMA         §

COUNTY OF MOBILE         §

I, the undersigned, a notary public in and for said county and state, hereby certify that Michael S. Jones, whose name is signed to the foregoing Separation Agreement, acknowledged before me on this day that, having read and being informed of the contents of the above and foregoing Separation Agreement, he executed the same voluntarily on the day the same bears date.

Given under my hand and seal this 25th day of February, 2011.

/s/ Sandra Laurendine
Notary Public

My Commission Expires: October 23, 2011

COMPUTER PROGRAMS & SYSTEMS, INC.

By	J. Boyd Douglas
As its President and CEO

STATE OF ALABAMA         §

COUNTY OF MOBILE         §

Before me, the undersigned authority in and for said County in said State, appeared                                 , whose name as                                  of Computer Programs & Systems, Inc., is signed to the foregoing to Separation Agreement and who acknowledged before me on this day that, being informed of the contents of said Separation Agreement, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and seal this              day of                     , 2011.

/s/ Sandra Laurendine
Notary Public

My Commission Expires: October 23, 2011